EXHIBIT 4.10
CONSENT OF OREQUEST CONSULTING LTD.
To the Directors of
Glamis Gold Ltd.
     I hereby consent (i) to the references to our name (and the names of our geologists and engineers) under the headings “Experts” and “Carmacks Copper Project” in the Glamis Gold Ltd. (“Glamis”) Registration Statement on Form F-80 dated May 3, 2006 (the “Registration Statement”), and to all other references to our name included or incorporated by reference in the Registration Statement, (ii) to the reliance on our Technical Report dated March 31, 2006, which was used, or directly quoted from, in preparing summaries concerning the Carmacks Copper Project which appear in the Registration Statement.

OREQUEST CONSULTING LTD.

/s/ George Cavey
per: George Cavey

Tucson, Arizona
May 3, 2006